UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2005

Saba Software, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-30221	94-3267638
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2400 Bridge Parkway, Redwood Shores, California	94065-1166
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 581-2500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 30, 2005, Saba Software, Inc., a Delaware corporation (the “Company”) entered into a Letter Agreement with Mark D. Frost (the “Letter Agreement”). The terms of the Letter Agreement include, but are not limited to, the following:

(1)	Mr. Frost will serve as the Company’s Chief Operating Officer, effective September 12, 2005;

(2)	Mr. Frost’s annual base salary will be $265,000;

(3)	Mr. Frost will be eligible for an annual incentive bonus of $110,000;

(4)	In the event that Mr. Frost’s employment is terminated without Cause (as defined in the Letter Agreement), he would be entitled to receive a payment equal to six months of his base salary, subject to Mr. Frost executing a release of claims reasonably acceptable to the Company;

(5)	Subject to the approval of the Board of Directors of the Company (the “Board”), Mr. Frost will be granted an option (the “Option”) to purchase 225,000 shares of the Company’s common stock (the “Option Shares”);

(6)	The Option will have an exercise price per share equal to the market price per share of the Company’s common stock on the date the Board approves the grant of the Option to Mr. Frost;

(7)	The Option Shares shall vest over four years, with 1/16 of the Option Shares vesting every three months beginning on the commencement of Mr. Frost’s employment with the Company;

(8)	Mr. Frost will be entitled to full vesting of the then-unvested Option Shares if within twelve months after a Corporate Event (as defined in the Letter Agreement), Mr. Frost is (i) terminated by the Company or its successor without Cause, or (ii) Mr. Frost terminates his employment as a result of a reduction to his rate of base compensation or as a result of a material reduction to the scope of his responsibilities; and

(9)	Mr. Frost agrees that for 6 months after the termination of his employment relationship with the Company, he shall not, for himself or any third party, directly or indirectly, (i) divert or attempt to divert from the Company, any business of any kind, including, without limitation, the solicitation of, or interference with, any of the Company’s prospects, customers, clients, business partners or suppliers, or (ii) employ, solicit for employment or recommend for employment any employee for employment with a party other than the Company.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) Appointment of Principal Officers.

On September 22, 2005, the Company issued a press release announcing the appointment of Mark D. Frost to the position of Chief Operating Officer of the Company, with such appointment effective as of September 12, 2005. On September 12, 2005, Mr. Frost was 47 years old.

Prior to joining the Company, from 2003 to 2005, Mr. Frost served as Vice President and General Manager, Human Capital Management Products Division for PeopleSoft, Inc., a company that designed, developed, marketed and supported enterprise application software products. From 2001 to 2003, Mr. Frost served as Vice President and General Manager, Product Operations for Documentum, Inc., an enterprise content management and collaboration software solutions company. From 1999 to 2001, Mr. Frost served as Chief Operating Officer of Objectstream, Inc., a provider of internet infrastructure solutions.

For a brief description of the material terms of the Letter Agreement, see Item 1.01 of this Form 8-K.

The press release issued on September 22, 2005 by the Company announcing Mr. Frost’s appointment to the position of Chief Operating Officer of the Company is attached hereto as Exhibit 99.1 and incorporated herein by reference in its entirety.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

The following exhibit is being filed with this Current Report on Form 8-K:

Exhibit Number	Description
99.1	Press Release, dated as of September 22, 2005, announcing the appointment of Mark D. Frost as the Company’s Chief Operating Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Saba Software, Inc. (Registrant)

Date: September 22, 2005	/s/ Peter E. Williams III
(Signature)

Peter E. Williams III

Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release, dated as of September 22, 2005, announcing the appointment of Mark D. Frost as the Company’s Chief Operating Officer.